Exhibit 107

Calculation of Filing Fee Tables

Form S-3ASR

(Form Type)

Xcel Energy Inc. (“Xcel”)

Northern States Power Company (a Minnesota corporation) (“NSPM”)

Northern States Power Company (a Wisconsin corporation) (“NSPW”)

Public Service Company of Colorado (“PSCo”)

Southwestern Public Service Company (“SPS”)

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Xcel Senior Debt Securities	Rule 456(b) and Rule 457(r)(1)	(2)	(2)	(2)	(1)	(1)
	Debt	Xcel Subordinated Debt Securities		(2)	(2)	(2)	(1)	(1)
	Debt	Xcel Junior Subordinated Debt Securities		(2)	(2)	(2)	(1)	(1)
	Equity	Xcel Common Stock (par value $2.50 per share)		(2)	(2)	(2)	(1)	(1)
	Equity	Xcel Preferred Stock (par value $100.00 per share)		(2)	(2)	(2)	(1)	(1)
	Other	Xcel Depositary Shares		(2)	(2)	(2)	(1)	(1)
	Other	Xcel Warrants		(2)	(2)	(2)	(1)	(1)
	Other	Xcel Rights		(2)	(2)	(2)	(1)	(1)
	Other	Xcel Purchase Contracts		(2)	(2)	(2)	(1)	(1)
	Other	Xcel Units		(2)	(2)	(2)	(1)	(1)
	Debt	NSPM First Mortgage Bonds		(2)	(2)	(2)	(1)	(1)
	Debt	NSPM Senior Unsecured Debt Securities		(2)	(2)	(2)	(1)	(1)
	Debt	NSPW First Mortgage Bonds		(2)	(2)	(2)	(1)	(1)
	Debt	NSPW Senior Unsecured Debt Securities		(2)	(2)	(2)	(1)	(1)
	Debt	PSCo First Mortgage Bonds		(2)	(2)	(2)	(1)	(1)
	Debt	PSCo Senior Unsecured Debt Securities		(2)	(2)	(2)	(1)	(1)
	Debt	SPS First Mortgage Bonds		(2)	(2)	(2)	(1)	(1)
	Debt	SPS Senior Unsecured Debt Securities		(2)	(2)	(2)	(1)	(1)
Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					—		—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							—

(1)	Pursuant to Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), payment of the registration fee is being deferred.
(2)

An indeterminate number of the securities is being registered as may from time to time be offered for sale at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. The securities registered also include such unspecified amounts of securities as may be issued upon conversion of or exchange for debt securities that provide for conversion or exchange, or pursuant to the anti-dilution provisions of any such debt securities. Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.